Exhibit 99.1

                       TRANSACTION SYSTEMS ARCHITECT, INC.

                            Moderator: Bill Hoelting
                                October 28, 2003
                                   4:00 pm CT


Operator:             Good evening. My name is (Cory) and I will be your
                      conference facilitator. At this time I would like to welcome everyone to the TSA 2003 Fourth Quarter and Fiscal
                      Year-End Financial Results Conference Call.

                      All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad. Thank you, ladies and gentlemen.

                      At this time I would like to turn the conference over to Mr. Bill Hoelting, Vice President of Investor
                      Relations.  Mr. Hoelting.

Bill Hoelting:        Thank you and good afternoon.  The participants for
                      TSA's Fourth Quarter Earnings Conference Call are Greg
                      Derkacht, President and CEO, David Bankhead, CFO, Mark
                      Vipond, President of ACI Worldwide.

                      This conference call could contain forward-looking statements pursuant to the Safe Harbor Provisions of section 21E of the Securities and Exchange Act of 1934. Actual results might differ materially from those projected in the forward-looking statements.

                      Statements during the conference call that are not strictly historical statements could constitute forward-looking statements which involve risks and uncertainties which could cause actual results to materially differ from those in the forward-looking statements.

                      Forward-looking statements include the following: any statement dealing with the future prospects or results of the company and the forward-looking statements identified in our press releases and Form 10K and 10Q filings.

                      The agenda for the call will be as follows: David Bankhead will discuss the Q4 financials, Mark Vipond will then discuss the Q4 highlights for ACI Worldwide and Greg Derkacht will then provide some closing comments at which time we'll open up the call to your questions. At this time I would like to introduce David Bankhead, CFO of TSA.

David Bankhead:       Thanks, Bill, and good afternoon.  Today I'll be
                      discussing our fiscal 2003 financial results. I'll start by highlighting some key milestones that we achieved during the quarter.

                      Total revenue was $71.8 million. Operating expenses were $59.9 million. Operating income was $11.9 million with an operating margin of 16.5%. Net income was $9.1 million and diluted earnings per share were 25 cents.

                      Operating cash flow was approximately $11.6 million. Our cash balance at year-end was $114.0 million. Our 12 month backlog was $232.8 million. The $71.8 million of revenue is comprised of the following: software license fees of $36.6 million, $20.5 million of maintenance revenue and $14.7 million of services revenue.

                      The license fee revenue of $36.6 million was comprised of $15.2 million in initial license fees and $21.4 million of monthly license fees. Revenues for each of the geographic channels were as follows: the United States, $30.8 million, Americas International, $10.1 million, Europe, Middle East and Africa, $21.7 million and Asia Pacific, $9.2 million.

                      Revenues for the three business units were as follows:
                      ACI, $55.8 million, Insession, $8.7 million and IntraNet, $7.3 million. Operating expenses for the quarter were $59.9 million, which is a decrease of 5.1% from those reflected in the fourth quarter of last fiscal year.

                      The decrease is primarily due to decreases in bad debt expense and professional fees offset by an increase in business insurance expense. During the fourth quarter we also incurred $2 million in restructuring costs associated with staff reductions in two of our business units.

                      As a result of our ongoing tax planning initiative, we have reduced our effective tax rate to 57.4% for the year. This rate includes a non-deductible goodwill impairment charge of $9.3 million related to the 2001 acquisition of MessagingDirect Ltd.

                      Total revenue for the year was $277.3 million. Operating expenses were $242 million. Operating income was $35.3 million with an operating margin of 12.7%. Net income was $14.3 million and diluted earnings per share were 40 cents.

                      Operating cash flow for the year was approximately $37.6 million, again resulting in a year-end cash balance of $114 million. Our ending backlog was $232.8 million, which is comprised of recurring backlog of $167.1 million and non-recurring backlog of $65.7 million.

                      The recurring components are monthly license fees of $77.7 million, maintenance fees of $80.6 million and facilities management fees of $8.8 million. Non-recurring components are license fees of $44.8 million and services of $20.9 million.

                      We include in backlog all revenue specified in signed agreements to the extent we believe at this time that recognition of the related revenue will occur within the next 12 months.

                      Thank you for your time this afternoon. I'll now turn the call over to Mark Vipond for his comments on the ACI business unit.

Mark Vipond:          Thank you, Dave.  Good afternoon everyone.  I'm here to
                      give you an update on the fourth quarter results for ACI
                      Worldwide. ACI's revenue for the quarter was $55.8 million. ACI had good sales results and we signed a number of new contracts during the quarter.

                      Some of the highlights include system and capacity upgrades over $100,000 at 12 customers. These upgrades took place in all of our geographic regions with some of our largest bank customers. For fiscal year 03, ACI had 47 capacity upgrades over $100,000.

                      ACI license product had 13 new customers in the quarter. Those products included four BASE24(R), one NET24(TM), two Proactive Risk Manager(TM), five WINPAY24(TM) and one BASE24-es(TM) License.

                      We are pleased with this level of new customer signings and it brings our total number of new customers in fiscal year 03 to 38. We believe our focus on winning market share with our multi platform payment solution is reflected in these results.

                      ACI licensed 14 new applications to existing customers during the quarter. These include licenses of our BASE24-es, BASE24-es Enhanced Authorization System, Mobile Top Up, Commerce Gateway, Automated Key Distribution System, Proactive Risk Manager and new BASE24 add on products.

                      For fiscal year 03 ACI licensed 46 new applications to existing customers. With the ACI commerce framework and our continued investment in multi platform integrated payment solutions, we believe we are well positioned in our market space.

                      We recently had our first customer operating on a Sun Solaris platform move into production with our new BASE24-es product. Our investments in BASE24-es and our strategy to evolve our market leading BASE24 product to this new technology continues to be well received by our customers.

                      We believe our investment in this product line as well as our investments in other products included within our ACI commerce framework will position us to win more business as market conditions improve throughout the world.

                      Thanks for your continued interest and I will now introduce Greg Derkacht.

Greg Derkacht:        Thank you, Mark. We appreciate your attendance
                      today and your interest in TSA. During the fourth quarter we added 25 new customers with the four quarters activity
                      TSA total customer count is approximately 740 running on more -- running more than 1,700 products in 73 countries.

                      Also this quarter we expanded our customer relationship with a number of our existing customers buying them additional software and services. As mentioned, we generated $11.9 million in operating income for the quarter as our three business units -- ACI Worldwide, Insession Technologies and IntraNet -- continued to effectively manage their businesses.

                      This quarter's operating expense did include $2 million restructuring charge associated with staff reductions. As a result of our ongoing tax planning initiatives, we have reduced our effective tax rate for the fiscal year.

                      With our fiscal year-end close, we have completed our planning process for next year and we are in a position at this time to provide revenue and earnings guidance for fiscal 2004.

                      As you know from past financial results, our business is difficult to project on a quarterly basis due to the nature of large software projects and capacity upgrades.

                      With these characteristics, we feel the best guidance we can provide is annual revenue and annual EPS. So based on our business model and an assumed 43% effective tax rate, our annual revenue guidance for 2004 is 266 million to 278 -- I mean 287 million and our EPS guidance is 60 cents to 72 cents.

                      We will continue to invest in our newer initiatives. For ACI Worldwide these initiatives include BASE24-es, PRM(Proactive Risk Manager), and Payments Manager. We are pleased with the progress of these new initiatives to date.

                      ACI's most significant new progress initiative is BASE24-es, an open system multi platform solution. As a reminder, we rolled out BASE24-es in November 2002 and have since signed seven new customers.

                      In addition, we have expanded our relationship with six existing customers who have signed for BASE24-es Enhanced Authorization Module. PRM addresses credit and debit card fraud as well as anti money laundering issues and Payments Manager is our back office suite.

                      Insession Technologies has two newer initiatives focusing on database monitoring and workflow automation. Although these are smaller in scale than ACI's initiatives, they are important to Insession.

                      IntraNet's focus will be to expand its US leading money transfer banking global messages solution into targeted geos. Overall, we look to expand on our market leading position in e-payments and e-commerce marketplace with our new initiatives and focus on open system opportunities.

                      During our 2004 fiscal year our priorities will be to continue to focus on our core businesses and our newer product initiatives. Over time we may consider potential acquisitions if they meet our business and financial criteria.

                      In closing, I feel good about our current position in the marketplace. We believe we're well positioned with the change that we have made to our senior management team and strengthened our balance sheet, which includes strong cash balance and good liquidity ratios.

                      We enter fiscal 2004 with a backlog of contracted business of $232 million -- $232.8 million, which provides us a good base upon which to build. We also feel our cost structure is appropriate and if there is an up tick in the global economy, we should be able to leverage this structure going forward.

                      I look forward to the upcoming year. And again, thank you for your support and interest in TSA. At this time we will open the conference call up to your questions. Thank you very much.

Operator:             Thank you, sir. At this time I would like to remind
                      everyone, if you would like to ask a question, please press star, then the number 1 on your telephone keypad.
                      Again, if you would like to ask a question, press star 1.
                      We'll pause for just a moment to compile the Q&A roster.

                      Our first question is from (George Sutton) with Craig-Hallum Capital.

(George Sutton):      Hi guys.  Congratulations on a great quarter.

Greg Derkacht:        Thank you, George, very much.

(George Sutton):      With respect to the strength in the quarter, can
                      you talk about the, you know, this being the fiscal year-end close, I know in the past that's had an impact on your business. Do you think that was an impact here this quarter? And also the Patriot Act implementation that needed to happen by the end of September, did that have any impact?

Greg Derkacht:        Well, let me speak to the first question and I'll let
                      Mark answer the second. As it relates to the year-end, yes, there is some cyclicalness in our, basically our performance. Typically the quarter is our best quarter. But I would also note that we've had two fairly strong quarters in a row and we would hope this is harbinger of things to come, but most certainly cannot say that's the case.

Mark Vipond:          As far as the Patriot Act, no, I don't think our
                      results were materially affected by the Patriot Act at all. We have sold our PRM system preventing money laundering in a number of locations.

                      Typically those are rules based deployments where it's relatively inexpensive as opposed to using our (neural) technologies. So the impacts to our revenue and to our performance as a result of the Patriot Act is not significant.

(George Sutton):      Okay and then can you give us any sense with respect to
                      the ES pipeline what sort of opportunities you think the broadened platform might be providing at this point?

Mark Vipond:          Yeah, in terms of -- what would I say.  I mean, the
                      pipeline looks good. It has opened up doors. If you think about the customers, some of which we have announced, some of which we have not been able to announce that we've signed, they've been predominately customers that we wouldn't have gotten to before because they wouldn't have purchased an HP-NSK based system.

                      And we continue to see the pipeline in our -- we have a six quarter pipeline where we try to track activity in our sales channel and we continue to see the ES pipeline of business -- doesn't mean you're going to close it, but the activity levels continue to increase quarter over quarter.

                      As we get more message out and we believe as we start getting more of our clients live and have (referenceabilty), that will continue to promote the product and we'll see even more activity of that product line.

(George Sutton):      Okay, got you.  And then lastly -- these are really I
                      guess for David. The $2 million in staff reduction, was that included in the numbers you're giving us? And secondly, the use of cash, if I heard you correctly, you just stated that basically you like the fact that you have liquidity and you'll look to make some acquisitions potentially going forward, but nothing in terms of consideration of a dividend or a buyback or anything like that.

Greg Derkacht:        I'll let Dave answer the first question and then I'll
                      answer the second.

David Bankhead:       If I understood your first question correctly, whether
                      the $2 million was included in our operating expenses for the quarter?

(George Sutton):      Yes.

David Bankhead:       Yes, it was.

(George Sutton):      Okay.

Greg Derkacht:        Yeah, as for the second question, we will look
                      for what I will call opportunistic acquisitions over some period of time or strategic acquisitions which we think makes sense to the organization.

                      I would say for the next fiscal year the intent is to keep our powder dry, focus on what we're doing and at this point in time we have given consideration, but there is not any thought process as to a dividend or basically a stock buyback.

(George Sutton):      Okay, great.  Thanks.

Operator:             Our next question is from (Franco Turinelli) with
                      (William Blair and Company).

(Franco Turinelli):   Greg, Mark, hi and, David, welcome to the conference
                      calls.

Group:                Hi, (Franco).

(Franco Turinelli):   A couple of questions for you if I may. First
                      of all, I just wanted to, a concern that I heard you right. It sounds, Greg and Mark, as though, you know, you're very encouraged by what you're seeing but you don't yet see loose purse strings from your customers. Is that a fair characterization?

Greg Derkacht:        Well, I'll let Mark speak to it also but I would
                      say, you know, we most certainly wouldn't characterize it as victory has been won. We do see some up tick in activity, which hopefully will turn into sales and revenue. But we cannot say that at this point in time.

Mark Vipond:          I certainly wouldn't use the word loose.  I think
                      there's not a death grip on their money anymore. How's that? We have seen some, you know, decisions by customers to start investing again. It's not broad, (Franco), in terms of everybody's opening up their purse strings, but it has improved a bit. But, you know, it's not crazy yet.

(Franco Turinelli):   Mark, what's the kind of factor in the -- and I know you
                      can't generalize but maybe you can just kind of talk us through this a little bit. In the situations where people have chosen to do something, particularly some of the more fundamental infrastructure upgrades, what's causing it? Is it volumes yet or is it functionality or is it just that, you know, this has been so overdue for so long that they've finally kind of gotten around to it?

Mark Vipond:          I think it's a combination of a number of things.  It's,
                      a lot it's -- remember, there's still a tremendous number of custom Bespoked systems that are used to process these environments and so you have volume issues, you have functionality issues, some mandated, some but to be responsive to the marketplace, things like Triple DES and EMV.

                      When those issues hit a specific system, the amount of development work that has to be undertaken is enormous. And so it causes those customers to start looking at their total cost of ownership and how much it costs to maintain and support those environments and upgrade them and that typically causes them to start looking around again to see what their options are.

                      And I think we'll continue to see that. After Y2K people either -- before Y2K they either decided to swap out their in-house systems or they upgraded them. Well, now it's a few years later and you have other issues coming up and so it causes them to re-look at it again to make sure they have the right strategic platform for the long term.

                      So I think we'll continue to see that. It's not like it's a huge tidal wave but over time people continue to look at their systems.

(Franco Turinelli):   Dave, how about a couple of questions for you
                      if I may. Excluding the 9.3 million of non-deductible charges included in the year, it looks to me like the tax rate came in at about 45% for the year, maybe just a shade light. Did I do my math right?

David Bankhead:       You did it pretty well.

(Franco Turinelli):   Okay.  I'm assuming that the operating expense, the
                      restructuring expenses incurred in the quarter would have been taxable, you know, more or less at that rate.

David Bankhead:       Yeah, we would expect those to be deductible expenses.
                      I think we're saying the same thing.

(Franco Turinelli):   Yeah, exactly.

David Bankhead:       Yeah.

(Franco Turinelli):   And I'm sorry, I'm not sure I fully understood
                      where that operating -- what that restructuring charge ended up being taken. Was it mainly the -- on the expense categories? Was it kind of across the board or was it specifically in one line item? Did you end up putting it in G&A or?

David Bankhead:       No, it's spread really to the appropriate
                      operating, you know, the salary expense in the appropriate operating units within those two divisions. So it does get spread out.

Mark Vipond:          But primarily being the salary one.

Greg Derkacht:        That's the major part of it.

(Franco Turinelli):   Okay, great. Just to turn to both the revenue
                      in the quarter and the backlog for a second and then I'll get off the line and let someone else ask some questions, but the professional services was way higher than I had modeled, which is great.

                      And apart from, you know, bad modeling on my part, I was wondering if you could provide any insight into, you know, maybe what's going on there. And also the MLF's was down slightly sequentially, which I was surprised to see. Could you just give me a little bit of help on those two things?

Mark Vipond:          Yeah, I'll attempt to.  On the services side, yeah, I
                      would say the services probably surprised us a little bit in terms of their strength, in terms of the amount of services work that we had in the quarter.

                      And, you know, I had made statements in the past, over the longer term we expect the services will flatten out. Well, I think we've gotten there. What we're seeing is because of the number of new customers, which is where a lot of the services work comes from, because we have had more new customers this year, we have seen an up tick in services.

                      And while I think long term the amount of custom work that has to be done for some of our new deployments will be less, I would expect our services work to maybe be a little bit higher, I think consistent with what we saw this last quarter in the near to mid term.

(Frank Turinelli):    Yeah, because it tends to have a fairly long
                      tail of activity, right. I mean, that's one thing that we forget that these are fairly complex implementations.

Mark Vipond:          Correct.  And it's -- we -- a lot of the service is
                      driven by new customers, it's driven by some customer modifications for BASE24 compliance and you'll see some spikiness in that too because some of the revenue recognition rules now for our new products, services works can't be recognized until we get the product accepted by the client.

                      So -- and with the new rules of how revenue gets recognized in the software business, there's lot of moving parts in this stuff. So frankly, you're going to see some spikiness even on the services side.

(Franco Turinelli):   What about the MLF number?  I was surprised to see that
                      down sequentially?

Mark Vipond:          I don't have those numbers in front of me.

David Bankhead:       The MLF number really is roughly flat from Q3.
                      Our MLF number for that quarter was 21.8 and we were 21.4
                      Q4 and we're a little bit above where we were Q4 of last year, so.

Mark Vipond:          I don't have any -- we'd have to go back and look at
                      it. You know, sometimes when a customer goes and says I want to PUF or pay up front, they would say, hey, I've basically monotized the MLF's. There could be some of that. We'd have to look at it between ACI and Insession where primarily the MLF's exists to see exactly where that might have happened or if we had some customer cancellations on contracts for various products. We'd have to look into it. I don't know an answer to that.

(Franco Turinelli):   Okay.  I realize I was being picky.  The amounts are
                      small. On the backlog, though, there's a very significant pickup in the ILF component, little bit of decline in MLF's. You must have signed a new facilities management customer because that's doubled. Again, give us some insight into what you're seeing with different types of revenue stream.

Mark Vipond:          The -- let me clarify the FM because I saw that
                      today too and I asked the question. That was basically a re-categorization that one of our Canadian contracts was being categorized as services and we put it into FM so that did not double. We did not sign up a new customer.

                      That was taken out of services and put it into an FM. So that was just mis-categorized before. Relative to -- yeah, you see the initial license fees up tick. What that shows, (Franco), as you'll figure out, is we had a good sales quarter.

                      A lot of those sales would be for newer products that we can't recognize until we either have delivery or acceptance or some criteria. And so rather than showing up with revenue, they go to backlog. And so the backlog basically reflects a very strong sales quarter that we had.

(Franco Turinelli):   Okay, so I can also presume that's got some nice
                      professional services pull going back to the point we made earlier.

Mark Vipond:          Yeah, you can probably assume that there'll be
                      professional services that go along with that.

(Franco Turinelli):   Terrific.  Thank you, guys.

Mark Vipond:          You bet.

Greg Derkacht:        Thank you, (Franco).

Operator:             At this time I would like to give everyone an additional
                      moment to ask a question by pressing star and the number
                      1 on your telephone keypad.

                      We'll take the next question from Bill Kitchel with Millrace.

(Bill Kitchel):       Thank you. I'm not as familiar with the, all the
                      features of your backlog and the revenue breakdown but could you just speak a little bit more to the license growth and the license growth opportunities ahead of you in light of the year over year decline in license revenue?

Mark Vipond:          Okay, what numbers are you referring to?

(Bill Kitchel):       Well, I'm just looking at the 36.6 versus 39 last year.

Mark Vipond:          Okay.

(Bill Kitchel):       And I'm just trying to understand where the growth is
                      because ultimately that will drive services as well I would think.

Mark Vipond:          Yeah.  In terms of, you know, in terms of license fees
                      you have to be -- you have to recognize potential, the choppiness within our business these days because of the revenue recognition rules.

                      So comparing this quarter to last year, if there was a, you know, a $3 million just about, $3 million difference, we can have wide variations in a given quarter. And you'll see that because the revenue recognition rules have changed. And so pretty hard to compare quarter to quarter. It'd probably be better to be comparing annual to annual because we're going to have more variations in that. And so relative to the trend, what do you see -- look at the backlog.

                      I mean, what that really shows is a lot of the license fees that we've contracted that we can't recognize until we get them accepted or delivered, which we anticipate doing in the next 12 months, you see a pretty healthy backlog of license fees business.

                      It reflects a lot of the sales we are making of our newer products that will not flow into revenue in the near term. They will flow into our backlog and eventually be recognized as we get those products delivered to the client.

                      Relative to the future of our business in license fees, I would -- you know, we're not anticipating that as a huge change in the macro economic environment. We think we had a decent sales year in light of all the world, things going on. And we expect it to be about the same next year.

(Bill Kitchel):       I mean, what should we think of as a growth rate
                      in license fees and if you can't talk about it from that standpoint, what should we think about as a growth in backlog potentially looking out a year? Is it at this sort of 3% sequential rate or is it higher? Is there something that's restraining that or what -- how should I think of that?

Greg Derkacht:        Yeah, we wouldn't comment on those kind of
                      results. I think we've given guidance basically in two specific areas and we don't give guidance in particular components of that.

(Bill Kitchel):       So you don't talk about license growth in your guidance?

Greg Derkacht:        No, we don't.

(Bill Kitchel):       Okay, thank you.

Greg Derkacht:        Uh huh.

Operator:             Gentlemen, at this time there are no further questions.
                      Are there any closing remarks?

Bill Hoelting:        Well, we would like to thank everyone for their
                      participation today for our Q4 and yearend conference call. Thank you very much.

Operator:             This concludes today's TSA 2003 Fourth Quarter and
                      Fiscal Year-End Financial Results Conference Call. You may now disconnect.


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